Exhibit 99

Gorman-Rupp Reports Fourth Quarter and Full-Year 2016 Financial Results

MANSFIELD, Ohio--(BUSINESS WIRE)--February 3, 2017--The Gorman-Rupp Company (NYSE MKT: GRC) reports financial results for the fourth quarter and year ended December 31, 2016.

Net sales during the fourth quarter were $94.2 million compared to $98.8 million during the fourth quarter of 2015, a decrease of 4.6% or $4.6 million. Excluding sales from the New Orleans Permanent Canal Closures & Pumps (“PCCP”) project of $0.5 million in the fourth quarter of 2016 and $7.4 million for the same period in 2015, net sales during the quarter increased 2.5% or $2.3 million. Domestic sales, excluding PCCP, increased 8.8% or $4.9 million and international sales decreased 7.1% or $2.6 million compared to the same period in 2015.

Sales in our larger water markets, excluding PCCP, increased 4.7% or $3.0 million in the fourth quarter of 2016 compared to the fourth quarter of 2015. Sales in the municipal market, excluding PCCP, increased $3.1 million driven by increased shipments attributable to clean water and wastewater applications. Sales in the agriculture market increased $0.8 million due to improved international shipments and sales in the construction market increased $0.6 million due primarily to sales to new customers. However, sales in the fire protection market decreased $1.6 million principally due to market softness in the Middle East.

Sales decreased 2.2% or $0.7 million in non-water markets during the fourth quarter of 2016 compared to the fourth quarter of 2015. Sales in the industrial and petroleum markets decreased a combined $1.2 million principally attributable to the slowdown in oil and gas production. These decreases were partially offset by increased shipments of $0.6 million in the OEM market driven by sales of fuel-handling pumps.

Net sales for the year ended December 31, 2016 were $382.1 million compared to $406.2 million for 2015, a decrease of 5.9% or $24.1 million. Excluding sales from the PCCP project of $9.9 million in 2016 and $37.7 million in 2015, net sales in 2016 increased 1.0% or $3.7 million. Domestic sales, excluding PCCP, increased 3.9% or $9.0 million and international sales decreased 3.9% or $5.3 million. Of the total decrease in net sales in 2016, approximately $0.9 million was due to unfavorable foreign currency translation.

Sales in our larger water markets, excluding PCCP, increased 3.6% or $9.1 million in 2016 compared to 2015. Sales in the municipal market, excluding PCCP, increased $15.1 million driven by increased shipments attributable to other flood control projects, clean water and wastewater applications. Sales in the construction market increased $2.7 million due primarily to sales to rental businesses and sales to new customers. However, sales decreased $3.7 million in the fire protection market due to market softness domestically and in the Middle East, and $2.3 million in the agriculture market principally due to wet weather conditions in many domestic locations and lower farm income. In addition, sales of repair parts decreased $2.8 million.

Sales decreased 4.6% or $5.4 million in non-water markets during 2016 compared to 2015. Increased sales of $3.2 million in the OEM market related to power generation equipment and services were offset by a decrease of $7.7 million in the industrial market largely attributable to the slowdown in oil and gas production.

Gross profit was $23.2 million for the fourth quarter of 2016, resulting in gross margin of 24.7%, compared to gross profit of $21.2 million and gross margin of 21.5% for the same period in 2015. The quarter’s gross margin increase was due principally to favorable sales mix changes, most notably within the municipal market, and a non-cash pension settlement charge of 30 basis points in the fourth quarter of 2015 which did not recur in the same period in 2016.

Operating income was $7.1 million, resulting in operating margin of 7.5% for the fourth quarter of 2016, compared to operating income of $7.0 million and operating margin of 7.0% for the same period in 2015. In the fourth quarter of 2016 due to the prolonged downturn in the oil and gas industry, the Bayou City Pump Company reporting unit recorded a pre-tax non-cash goodwill impairment charge of $1.8 million impacting operating margin by 190 basis points. In the fourth quarter of 2015 there was a non-cash pension settlement charge totaling 50 basis points which did not recur in the same period in 2016.

Net income was $5.1 million during the fourth quarter of 2016 compared to $5.3 million in the fourth quarter of 2015 and earnings per share were $0.19 and $0.21 for the respective periods. A non-cash goodwill impairment charge decreased the fourth quarter of 2016 earnings by $0.05 per share. Conversely, a LIFO inventory adjustment increased the fourth quarter of 2016 earnings by $0.01 per share and a non-cash pension settlement charge reduced the fourth quarter of 2015 earnings by $0.01 per share.

Gross profit was $92.0 million for the year ended December 31, 2016, resulting in gross margin of 24.1%, compared to gross profit of $92.6 million and gross margin of 22.8% for 2015. The gross margin increase was due principally to favorable sales mix changes, most notably within the municipal market, a LIFO inventory adjustment of 50 basis points and a non-cash pension settlement charge of 60 basis points in 2015 which did not recur in 2016.

Operating income was $35.7 million, resulting in operating margin of 9.3% for the year ended December 31, 2016, compared to operating income of $36.4 million and operating margin of 9.0% for 2015. The change in operating margin was impacted by a non-cash goodwill impairment charge in 2016 of 50 basis points and lower leverage due to sales volume decreases, offset by a LIFO inventory adjustment of 50 basis points and a non-cash pension settlement charge totaling 90 basis points in 2015 which did not recur in 2016.

Net income was $24.9 million for the year ended December 31, 2016 compared to $25.1 million for 2015 and earnings per share were $0.95 and $0.96 for the respective periods. The non-cash goodwill impairment charge decreased 2016 earnings by $0.05 per share. However, the change in LIFO inventory adjustment between years increased 2016 earnings by $0.04 per share. In addition, a non-cash pension settlement charge reduced 2015 earnings by $0.10 per share.

The Company’s backlog of orders was $98.8 million at December 31, 2016 compared to $117.1 million at December 31, 2015. Excluding the PCCP project in 2016 and 2015, the backlog at December 31, 2016 was down 7.9% as compared to December 31, 2015. In addition to the impact of PCCP, backlog has been impacted by lower orders in the petroleum and fire protection markets. Encouragingly, the municipal wastewater sector continues to be gaining momentum as incoming orders have increased as compared to the third quarter of 2016 and the year 2015.

The Company generated $53.4 million of operating cash flow during 2016 and continues to have a strong and flexible balance sheet. Cash and cash equivalents totaled $57.6 million at December 31, 2016 and working capital increased $8.6 million from December 31, 2015 to $154.5 million at December 31, 2016. The increase in working capital was due principally to higher cash balances partially offset by lower inventories and increased accrued commissions and customer deposits. Net capital expenditures for 2016 of $6.9 million consisted primarily of machinery and equipment, a new operations facility in Africa, and other building improvements. Capital additions for 2017 are presently planned to be in the range of $8-$10 million and are expected to be financed through internally-generated funds. The Company had no bank debt as of December 31, 2016.

Jeffrey S. Gorman, President and CEO commented, “Although headwinds may remain for the agricultural and export markets for 2017, we are hopeful that capital spending in the oil and gas markets may have reached bottom and should begin to increase. We are also encouraged by the new federal administration’s attention to increased spending for water and wastewater infrastructure, military growth and renewed pipeline projects. Along with the administration’s focus on U.S. manufacturing, these initiatives could be positive for Gorman-Rupp as the majority of our products continue to be manufactured domestically. Our underlying fundamentals remain strong and we remain well positioned to drive long-term growth.”

Safe Harbor Statement

In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, The Gorman-Rupp Company provides the following cautionary statement: This news release contains various forward-looking statements based on assumptions concerning The Gorman-Rupp Company’s operations, future results and prospects. These forward-looking statements are based on current expectations about important economic, political, and technological factors, among others, and are subject to risks and uncertainties, which could cause the actual results or events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Such factors include, but are not limited to: (1) continuation of the current and projected future business environment; (2) highly competitive markets; (3) availability of raw materials; (4) loss of key management; (5) cyber security threats; (6) acquisition performance and integration; (7) compliance with, and costs related to, a variety of import and export laws and regulations; (8) environmental compliance costs and liabilities; (9) exposure to fluctuations in foreign currency exchange rates; (10) conditions in foreign countries in which The Gorman-Rupp Company conducts business; (11) impairment in the value of intangible assets, including goodwill; (12) defined benefit pension plan settlement expense; (13) family ownership of common equity; and (14) risks described from time to time in our reports filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

Brigette A. Burnell
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1246
NYSE MKT: GRC

For additional information, contact James C. Kerr, Chief Financial Officer, Telephone (419) 755-1548.

The Gorman-Rupp Company is a leading designer, manufacturer and international marketer of pumps and pump systems for use in diverse water, wastewater, construction, dewatering, industrial, petroleum, original equipment, agriculture, fire protection, heating, ventilating and air conditioning (HVAC), military and other liquid-handling applications.

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015

Net sales	$94,203	$98,796	$382,071	$406,150
Cost of products sold	70,985	77,584	290,046	313,570

Gross profit	23,218	21,212	92,025	92,580

Selling, general and administrative expenses	14,338	14,256	54,528	56,189

Impairment of goodwill	1,800	-	1,800	-

Operating income	7,080	6,956	35,697	36,391

Other income, net	109	484	785	875

Income before income taxes	7,189	7,440	36,482	37,266
Income taxes	2,135	2,128	11,599	12,157

Net income	$5,054	$5,312	$24,883	$25,109

Earnings per share	$0.19	$0.21	$0.95	$0.96

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands of dollars)

	December 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$57,604	$23,724
Accounts receivable, net	71,424	76,758
Inventories, net	69,049	82,818
Other current assets	5,823	6,091

Total current assets	203,900	189,391

Property, plant and equipment, net	122,067	129,887

Other assets	7,769	3,860

Prepaid pension benefits	6,211	-

Goodwill and other intangible assets, net	42,871	41,063

Total assets	$382,818	$364,201

Liabilities and shareholders' equity
Accounts payable	$16,306	$14,529
Accrued liabilities and expenses	33,046	28,931

Total current liabilities	49,352	43,460

Pension benefits	-	9,309

Postretirement benefits	20,709	20,784

Other long-term liabilities	9,869	3,627

Total liabilities	79,930	77,180

Shareholders' equity	302,888	287,021

Total liabilities and shareholders' equity	$382,818	$364,201

Shares outstanding	26,093,123	26,083,623

CONTACT:
The Gorman-Rupp Company
James C. Kerr, Chief Financial Officer, 419-755-1548